AMENDMENT TO THE INVESTMENT ADVISORY AGREEMENT
BETWEEN GPS FUNDS I AND
ASSETMARK, INC.

This Amendment is effective as of April 1, 2021, by and between GPS Funds I, a Delaware statutory trust (the “Trust”), and AssetMark, Inc., a California corporation (the “Advisor”).

WHEREAS, the parties entered into an Investment Advisory Agreement (the “Agreement”) dated October 31, 2016; and

WHEREAS, the parties previously amended the Agreement, effective December 1, 2017, to reflect the liquidation of the GuideMark® Opportunistic Equity Fund and the reduction of the investment advisory fee to be paid by the GuideMark® Core Fixed Income Fund; and

WHEREAS, the parties now wish to amend the Agreement, in accordance with Section 13 thereof, by amending Schedule A thereof to reflect the liquidation of the GuideMark® Tax- Exempt Fixed Income Fund, a series of the Trust;

NOW, THEREFORE, the parties agree as follows:

1.Schedule A to the Agreement is hereby deleted and replaced with the following:

Schedule A to the
Investment Advisory Agreement between
GPS Funds I and
AssetMark, Inc.

Pursuant to Section 5 of the Investment Advisory Agreement, the Trust shall cause each Fund to pay the Advisor compensation at an annual rate as follows:

Fund:	Compensation (as a percentage of daily net assets):	Effective Date	Initial Renewal Deadline
GuideMark® Large Cap Core Fund	0.45%	October 31, 2016	October 30, 2018
GuideMark® Emerging Markets Fund	0.59%	October 31, 2016	October 30, 2018
GuideMark® Small/Mid Cap Core Fund	0.57%	October 31, 2016	October 30, 2018
GuideMark® World Ex-US Fund	0.50%	October 31, 2016	October 30, 2018
GuideMark® Core Fixed Income Fund	0.40%	December 1, 2017	October 30, 2018

2.Except to the extent modified by this Amendment, the remaining provisions of the Agreement shall remain in full force and effect. In the event of a conflict between the provisions of the Agreement and those of this Amendment, this Amendment shall control.
IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first written above.

ASSETMARK, INC.		GPS FUNDS I
By:	/s/ Carrie Hansen	By:	/s/ Carrie Hansen
Name & Title:	Carrie Hansen, COO and EVP	Name & Title:	Carrie Hansen, President